March 17, 2026

Laurent Mercier
Chief Financial Officer
COTY INC.
350 Fifth Avenue
New York, NY 10118

        Re: COTY INC.
            Form 10-K for the Year Ended June 30, 2025
            Form 10-Q for the Period Ended December 31, 2025
            File No. 001-35964
Dear Laurent Mercier:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Industrial
Applications and Services